Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces
Appointments of COO and CFO

BOSTON, Massachusetts, May 22, 2007 — Edward M. Murphy, President and CEO of National Mentor Holdings, Inc., today announced the promotions of two senior executives.  Bruce F. Nardella has been appointed Executive Vice President and Chief Operating Officer, and Denis M. Holler has been named Executive Vice President, Chief Financial Officer and Treasurer.  Both appointments are effective immediately.

“Bruce and Denis have made enormous contributions to the organization’s growth and development during the past decade,” said Murphy. “They both are strong leaders, possess a keen understanding of the Company and our increasingly complex industry, and have a deep appreciation for our mission on behalf of people with disabilities.  As we continue to grow and support more people, we are fortunate that Bruce and Denis have agreed to assume the responsibilities of these important positions.”

Nardella, age 49, joined the Company in 1996, and in May 2003 was named President of the Eastern Division, which currently has operations in 17 states.  While serving as Eastern Division President and as a member of the Company’s executive management team, Nardella has played a leading role in developing and implementing strategies to promote growth and enhance the quality of services.  Nardella is a former deputy commissioner of the Massachusetts Department of Youth Services.

“Our Company has grown significantly in recent years,” Murphy said, noting that the Company has operated without a COO since the October 2005 retirement of Elizabeth (BJ) V. Hopper.  “Our new COO will oversee all of the Company’s service delivery operations in 36 states, while emphasizing our commitment to quality and helping develop the leadership talent we need to sustain our continued growth.”

Denis Holler has functioned as the Company’s senior financial officer since the retirement of former CFO John Gillespie last September 30.

“Throughout this transition, Denis has guided all of our financial operations and ensured that the Company didn’t lose momentum,” said Murphy.  “I am pleased our Board of Directors has appointed Denis CFO and made formal his financial stewardship of the Company.”

Holler, age 52, joined the Company in 2000 as Vice President of Financial Operations.  In 2002 he was named Senior Vice President of Finance, and since that time has led the Company’s corporate finance functions through the 2006 purchase by Vestar Capital Partners V, L.P.  A member of the executive management team since 2004, Holler also manages the Company’s external relationships with banking partners and high-yield investors.  Holler’s previous experience includes serving as Vice President of Finance and Chief Financial Officer of the Fortress Corporation. Earlier in his career, Holler was a C.P.A. with Deloitte & Touche, where he specialized in auditing and SEC reporting.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and persons with acquired brain injuries.  The MENTOR Network’s customized services offer its clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large institutional settings.  The Network provides services to clients in 36 states.

From time to time, National Mentor Holdings may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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